U.S. SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549
                            FORM 4

        STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange
Act of 1934, Section 17(a) of the Public Utility Holding
Company Act of 1935 or Section 30(f) of the Investment
Company Act of 1940

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.  See
    Instruction 1(b).

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1.  Name and Address of Reporting Person

    Bun Partners, Inc.
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    (Last)              (First)             (Middle)

    1560 Sherman Ave., Suite 900
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                        (Street)

    Evanston,            Illinois            60201
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    (City)              (State)             (Zip)

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2.  Issuer Name and Ticker or Trading Symbol

    ISCO International, Inc.  ("ISO")
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3.  IRS or Social Security Number of Reporting Person, if an
    entity (Voluntary)


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4.  Statement for Month/Day/Year

    November 15, 2002
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5.  If Amendment, Date of Original (Month/Year)


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6.  Relationship of Reporting Person(s) to Issuer
    (Check all applicable)

    [ ] Director                   [X] 10% Owner
    [ ] Officer (give title below) [ ] Other (specify below)

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7.  Individual or Joint/Group Filing (Check applicable line)

    [X] Form filed by One Reporting  [ ] Form filed by more
        Person                           than one Reporting
                                         Person

========================================================================================================
                      Table I -- Non-Derivative Securities Beneficially Owned
========================================================================================================
                                3. Trans-  4. Securities Acquired  5. Amount of  6. Owner-   7. Nature of
                                action     (A) or Disposed of (D)  Securities    ship Form:  Indirect
                      2. Tran-  Code       ----------------------  Beneficially  Direct (D)  Beneficial
                      saction   ---------          (A)             Owned at      or Indir-   Ownership
1. Title of Security  Date      Code   V   Amount  or (D)  Price   End of Month  ect (I)     (Instr. 4)
- ------------------- --------- -----  --  ------- ------  ------  -----------   ---------   -----------

<F1>

<F1>

============================================================================================================
               Table II -- Derivative Securities Acquired Disposed of, or Beneficially Owned
                        (e.g., puts, calls, warrants, options, convertible securities)
============================================================================================================

                                                                                                    9.
                                                                                                    Num-
                                                                                                    ber of    10.
                                                                                                    Deriv-    Owner-
                  2.                        5. Number                                               ative     ship
                  Conv-                     of Deriva-                      7. Type and             Secur-    Form of
                  ersion                    tive Secur-     6. Date         Amount of        8.     ities     Deriv-
                  Price                     Acquir-         Exercisable and Underlying       Price  Bene-     ative    Nature of
                  of              4. Trans- ed or Dis-      Expiration Date Securities       of     ficial-   Secur-   Indirect
                  Deriv-          action    posed of (D)    --------------- -------------    Deriv- ly Own-   ity: Di- Benen-
                  ative  3. Tran- Code      --------------- Date    Expir-         Amount    ative  ed at     rect (D) fical
1. Title of Deri- Secur- saction  ---------                 Exer-   ation-         of        Secu-  End of    or Indi- Owner-
vative Security   ity    Date     Code  V   (A)       (D)   cisable Date    Title  Shares    rity   Month     rect (I) ship
- --------------- -----  ------- ---------  --------------  ------- ------- -----  -------- ------  --------- -------  --------
Common Stock      $0.20  11/15/02 J         2,190,500       Immed.  4/15/04 Common 2,190,500 N/A*   4,381,000 (I)      Indirect
Purchase Warrant                                                            Stock                                      as general
(right to buy)                                                                                                         partner of
                                                                                                                       Alexander
                                                                                                                       Finance

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Explanation of Responses:  *Warrant issued in connection
with a $438,100 loan made by Alexander Finance, LP on November 15, 2002.

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Bun Partners, Inc.
/s/ Bradford T. Whitmore            November 15, 2002
-------------------------------     -----------------------
**Signature of Reporting Person     Date
By: Its President
**Intentional misstatements or omissions of facts constitute
Federal Criminal Violations.  See 18 U.S.C. 1001 and 15
U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See
Instruction 6 for procedure.